1. Name and Address of Reporting Person
   JONES, JR., WALTER H.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   4/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              286.4997         D
Common Stock                                                                              585.4014         I           Joint -
                                                                                                                       Walter and
                                                                                                                       Margaret
Common Stock                                                                              600              I           Spouse IRA -
                                                                                                                       Margaret
                                                                                                                       Jones
Common Stock                                                                              26278            I           Spouse Street
                                                                                                                       Name -
                                                                                                                       Margaret
                                                                                                                       Jones
Common Stock - IRA                                                                        6542             D
Common Stock - Street Name                                                                3757.5222        D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $15.75                                               01/17/2011 Common                      1800     D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      3500     D
                                                                               Stock
DEFERRED       $16.45                                               10/10/2012 Common                      74.05    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.76                                               08/01/2012 Common                      53.7     D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.85                                               10/02/2012 Common                      91.9881  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.91                                               08/29/2012 Common                      23.65    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.09                                               02/13/2013 Common                      189.531  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.44                                               01/30/2012 Common                      68.81    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.7293                                             01/17/2012 Common                      61.6245  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.817  04/22/2003 N <F1>    181.8       05/01/2003 04/22/2013 Common  181.8323 $17.8170   181.8323 D
COMPENSATION                                 323         <F2>       <F3>       Stock
PLAN
DEFERRED       $17.8387                                             07/11/2012 Common                      64.3849  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.13                                               04/02/2012 Common                      93.77    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.15                                               03/04/2012 Common                      22.04    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.23                                               12/19/2012 Common                      169.444  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.78                                               03/04/2013 Common                      52.7692  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.5                                                06/28/2012 Common                      102.56   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.52                                               05/23/2012 Common                      15.37    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.778                                              04/11/2012 Common                      56.82    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $20.22                                               05/01/2012 Common                      44.51    D
COMPENSATION                                                                   Stock
PLAN

Explanation of Responses:

<F1>
Common Stock units acquired under First Charter Corporation Deferred Compensation Plan for Non-Employee Directors.
<F2>
Non-Employee directors may withdraw common stock from the deferred comp plan the 1st day of the calendar month following retirement, death, or termination.
<F3>
No expiration date

SIGNATURE OF REPORTING PERSON
/s/ WALTER H. JONES, JR.

DATE
04/24/2003